State of Delaware
Secretary of State
Division of Corporations
Delivered 01:02 PM 08/27/2024
FILED 01:02 PM 08/27/2024
SR 20243525925 - File Number 2376345

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF THE SINGING MACHINE COMPANY, INC.

The Singing Machine Company, Inc. (the "**Corporation**"), a corporation organized and existing under the General Corporation Law of the State of Delaware ("**DGCL**"), hereby certifies as follows:

1. That the current name of the Corporation is The Singing Machine Company, Inc. The Corporation was incorporated under the name The Singing Machine Company, Inc., pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 15, 1994 (the "**Certificate of Incorporation**").

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation of the Corporation to change the name of the Corporation as permitted under Sections 242(a)(1) and 242(d)(1)(A) of the General Corporation Law, and declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting forth the proposed amendment is as follows:

"**FIRST**: The name of the Corporation is ALGORHYTHM HOLDINGS, INC."

* * * * * *

3. This amendment to the Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This amendment to the Certificate of Incorporation will take effect on the 5th day of September, 2024 at 8:00 am Eastern Standard Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Gary Atkinson, its Chief Executive Officer, this 27th day of August, 2024.

By /s/ Gary Atkinson
NAME: Gary Atkinson
TITLE: Chief Executive Officer